Corporate Headquarters
100 Motor Parkway, Suite 160
Hauppauge, NY  11788-5138
Direct Dial:  631-360-9304
Direct Fax:   631-360-9380
brock@bankofsmithtown.net

PRESS RELEASE

Release Date:  May 14, 2009

Contact:	Ms. Judith Barber
Corporate Secretary

SMITHTOWN BANCORP PRICES
COMMON STOCK OFFERING

Smithtown, NY, May 14, 2009 - Smithtown Bancorp, Inc. (NASDAQ: SMTB) (the “Company”) the parent company of Bank of Smithtown, today announced that it has entered into an underwriting agreement for the sale of 2.8 million common shares at a price of $10 per share for gross proceeds of $28.0 million, exclusive of any underwriter over-allotment option. The net proceeds of the offering after deducting underwriting discounts and commissions are expected to be $26.74 million.

Sandler O’Neill + Partners, L.P., the underwriter for the offering, has been granted a thirty day option to purchase up to an additional 200,000 common shares to cover over-allotments, if any.

The Company’s Chairman, President and Chief Executive Officer Brad Rock commented: “Many companies in the news these days are seeking to replace capital depleted by losses or to pay back TARP money received from the government.  In stark contrast, we sought additional capital to support the strong growth in deposits and loans that we have been able to achieve during this period of economic dislocation.  We welcome the strong participation in our stock offering as a vote of confidence in our growth plan and the future of our company.”

The Company expects to close the transaction, subject to customary conditions, on or about May 20, 2009.

The offering of common shares may be made only by means of a prospectus and related prospectus supplement. Copies of the prospectus supplement and the prospectus relating to the offering may be obtained from Sandler O’Neill + Partners, L.P., 919 Third Avenue, 6th Floor, New York, NY 10022.

BACKGROUND

Smithtown Bancorp, Inc., through its wholly owned subsidiary Bank of Smithtown, had assets of $2.2 billion and deposits of $1.7 billion as of March 31, 2009.   Founded in 1910, Bank of Smithtown is nearing its 100th anniversary as a community bank and is the largest independent commercial bank headquartered on Long Island.  Bank of Smithtown provides financial services to individuals, families and businesses through 21 branch offices.  The stock of Smithtown Bancorp, Inc. is traded on the NASDAQ Global Select Market under the symbol “SMTB”.

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FORWARD LOOKING STATEMENTS

Statements in this news release regarding Smithtown Bancorp, Inc. that are not historical facts are “forward-looking statements”.  These statements reflect management’s views of future events, and involve risks and uncertainties.  For a discussion of factors that could cause actual results to differ materially from expectations, see “Forward Looking Statements” in the Company’s 2008 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are available at the Securities and Exchange Commission’s Internet website (www.sec.gov) and to which reference is hereby made.  Actual future results may differ significantly from results discussed in these forward-looking statements, and undue reliance should not be placed on such statements. Except as required by law, the Company assumes no obligation to update any forward-looking statements.